Exhibit 99.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made as of September 1, 2006 (the “Amendment”), by and between Stephen D. Barnhill, M.D. (the “Employee”) and Health Discovery Corporation, a Texas corporation (the “Employer”).

RECITALS

A.    The Employer executed and delivered to Employee that certain Employment Agreement dated as of September 15, 2003 (the “Employment Agreement”). The Employment Agreement provides that Employer will employ Employee for a period of five (5) years, unless earlier terminated, under the terms and conditions set forth therein.

B.    The Employer and Employee agreed to an amendment to the terms of compensation pursuant to that certain First Amendment to Employment Agreement dated as of December 30, 2005 (the “First Amendment”).

C.    The Employer has negotiated a loan in the principal amount of $1,000,000.00 (the “Loan”) the proceeds of which will be used for general working capital purposes, and one condition of the Loan is Employee’s execution of this Amendment.

D.    The Employer has requested, and the Employee has agreed to, an amendment to the terms of compensation evidenced by the Employment Agreement, and the parties wish to memorialize their agreement in writing.

E.    As consideration for entering into this Amendment, Employer shall pay Employee $5,000.00 as payment for the waiver of all deferred compensation owed to Employee and will indemnify Employee for all associated taxes incurred thereon other than federal and state income taxes.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Employer and Employee agree as follows:

1.	Section 3.1 shall be deleted and replaced with the following:

3.1    Salary. Employer shall pay Employee a base gross salary at the rate of $10,000 per month, payable in accordance with Employer’s customary payment policy.

2.    Employee hereby waives all deferred compensation owed to Employee by Employer, and Employer hereby agrees to indemnify Employee for all taxes, other than federal and state income taxes, incurred by Employee as a result of this Amendment.

3.    Effective Time. This Amendment shall become effective upon the receipt of the proceeds of the Loan.

4.    No Other Amendment or Waiver. The Employment Agreement, as amended by the First Amendment and by this Amendment, remains in full force and effect in accordance with its terms, and Employer and Employee hereby ratify and confirm the same.

5     Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

6.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

7.    Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

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IN WITNESS WHEREOF, Employer and Employee have executed this Amendment as of the day and year first written above.

EMPLOYEE /s/ Stephen D. Barnhill, M.D. Stephen D. Barnhill, M.D., CEO HEALTH DISCOVERY CORPORATION By: /s/ Daniel Furth Name: Daniel Furth Title: Executive Vice President